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                                                                    EXHIBIT 3.1

                                     CHARTER
                                       OF
                       STATE OF FRANKLIN BANCSHARES, INC.

                  Pursuant to the Tennessee Business Corporation Act, the undersigned corporation hereby adopts the following as its Charter:

                   1. The name of the Corporation is:

                       STATE OF FRANKLIN BANCSHARES, INC.

                   2. The number of shares the Corporation is authorized to issue is ten million (10,000,000) shares of Common Stock, one dollar ($1.00) par value.

                   Except as otherwise limited by law, the Board of Directors shall be empowered to issue such stock in one or more series, and with such rights and preferences and upon such terms, including convertibility, as the Board shall determine.

                   3. The street address of the registered office of the Corporation shall be 1907 North Roan Street, Johnson City, Washington County, Tennessee 37601. The name of the Corporation's initial registered agent at its registered office is Charles E. Allen, Jr.

                   4. The address of the principal office of the Corporation is 1907 North Roan Street, Johnson City, Washington County, Tennessee 37601.

                   5. The Corporation is a for profit corporation.

                   6. The Corporation shall have and exercise all of the powers and rights conferred by the Tennessee Business Corporation Act as amended from time to time or any successor provisions thereto.

                   7. (a) To the fullest extent that the Tennessee Business Corporation Act as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for a breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 48-18-304 of the Tennessee Business Corporation Act, as the same exists or hereafter may be amended. If the Tennessee Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of Directors, the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time. Any repeal or modification of this paragraph by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Director of the Corporation existing at the time of such repeal or modification.


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                            (b)     The Corporation shall have the power to
indemnify any Director, officer, employee, agent of the Corporation, or any other person who is serving at the request of the Corporation in any such capacity with another corporation, partnership, joint venture, trust, or other enterprise (including, without limitation, any employee benefit plan) to the fullest extent permitted by the Tennessee Business Corporation Act as it exists on the date hereof or as it may hereafter be amended, and any such indemnification may continue as to any person who has ceased to be a Director, officer, employee, or agent and may inure to the benefit of the heirs, executors, and administrators of such a person.

                            (c)     By action of its Board of Directors,
notwithstanding any interest of the Directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, to protect any Director, officer, employee, or agent of the Corporation or any other person who is serving at the request of the Corporation in any such capacity with another corporation, partnership, joint venture, trust, or other enterprise (including, without limitation, any employee benefit plan) against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such (including, without limitation, expenses, judgments, fines, and amounts paid in settlement) to the fullest extent permitted by the Tennessee Business Corporation Act as it exists on the date hereof or as it may hereafter be amended, and whether or not the Corporation would have the power or would be required to indemnify such person under the terms of any agreement or by-law of the Tennessee Business Corporation Act. For the purposes of this paragraph (c), "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan.

                                    Kathryn Reed Edge, Incorporator




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